Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

American Axle & Manufacturing Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities1

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other	5,000,000(1)	$4.25(2)	$21,250,000	.00015310	$3,253.38
Total Offering Amounts					$21,250,000		$3,253.38
Total Fee Offsets							$0
Net Fee Due							$3,253.38

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”), of American Axle & Manufacturing Holdings, Inc. (the “Registrant”) that become issuable under the Amended and Restated American Axle & Manufacturing Holdings, Inc. 2018 Omnibus Incentive Plan, as amended (the “Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act based on a price of $4.25 per share of Common Stock, which is the average of the high and low price per Common Share as reported by the New York Stock Exchange on June 18, 2025.